United States
Securities and Exchange Commission
Washington, D.C. 20549
_______________________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2006

Chesapeake Utilities Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

909 Silver Lake Boulevard, Dover, Delaware 19904
(Address of principal executive offices, including Zip Code)

(302) 734-6799
(Registrant's Telephone Number, including Area Code)

_______________________________________________________________
(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On August 1, 2006, the Federal Energy Regulatory Commission (“FERC”) approved Eastern Shore Natural Gas Company’s (“ESNG”) Petition for Approval of Settlement Agreement, enabling ESNG to collect certain pre-certification costs from named parties if the proposed construction project to connect ESNG with Dominion Resources’ (“Dominion”) facilities near Cove Point, Maryland is unsuccessful.

At the end of May 2006, ESNG announced that it had entered into Precedent Agreements with Delmarva Power & Light (“DPL”) and Chesapeake Utilities Corporation (“Chesapeake”), (each a “Customer” and together, “Customers”). Pursuant to the Precedent Agreements, the Customers subscribed to a total of 60,000 dekatherms per day of firm capacity upon ESNG’s construction of pipeline facilities that would connect with Dominion’s facilities near Cove Point, Maryland, cross under the Chesapeake Bay and interconnect with ESNG’s existing pipeline facilities in Dorchester and Caroline Counties in Maryland and extending into Sussex County, Delaware.

In executing the Precedent Agreements, each of the Customers agreed to pay certain pre-certification costs incurred by ESNG, subject to FERC approval. FERC’s approval of the Settlement Agreement on August 1, 2006, allows ESNG to recover costs, including engineering, communication, government relations, economic studies, environmental, regulatory and legal costs, through a surcharge to the Customers.

Under the Settlement Agreement, each Customer would be allocated a proportionate share of the pre-certification costs, not to exceed $3 million, based on each Customer’s Maximum Daily Transportation Quantity to the aggregate Maximum Daily Transportation Quantity. For pre-certification costs in excess of $3 million, each Customer plus ESNG will be allocated an equal portion of the costs. Exclusive of interest, each Customer’s pre-certification costs would be capped at $2 million.

For additional information on the FERC approved Settlement Agreement, reference is made to FERC Docket No. RP06-404-000, filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibit 99.1 — FERC Docket No. RP06-404-000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

/s/ Michael P. McMasters
—————————————
Michael P. McMasters
Senior Vice President and Chief Financial Officer

Date: August 7, 2006